Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Delta Corp Holdings Limited on Form F-4, Amendment # 1 [FILE NO. 333-284176] of our report dated September 6, 2024, with respect to our audits of the consolidated financial statements of Delta Corp Holdings Limited as of December 31, 2023 and 2022 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

March 25, 2025